Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2022 RESULTS

Net Income of $2.67 Million in the September 2021 Quarter

Loans Held for Investment Increase 1% from June 30, 2021 to $859.0 Million

Total Deposits Increase 2% from June 30, 2021 to $956.7 Million

Improved Asset Quality with a $339,000 Recovery from the Allowance for Loan Losses

Net Interest Margin Improves 17 Basis Points from Prior Sequential Quarter

Non-Interest Expenses Remain Well-Controlled

Riverside, Calif. – October 26, 2021 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings results for the fiscal year ending June 30, 2022.
For the quarter ended September 30, 2021, the Company reported net income of $2.67 million, or $0.35 per diluted share (on 7.58 million average diluted shares outstanding), up 80 percent from net income of $1.49 million, or $0.20 per diluted share (on 7.46 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the increase in earnings was primarily attributable to a $1.32 million decrease in non-interest expenses (mainly, lower salaries and employee benefits expenses) and a $559,000 improvement in the provision for loan losses last year to a $339,000 recovery from the allowance for loan losses, partly offset by lower net interest income and lower non-interest income (mainly, lower loan servicing and other fees).
“I am pleased that general economic conditions are improving and the United States is making progress in its fight against the COVID-19 pandemic,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company. “This quarter marks the second consecutive sequential quarter of growth in both loans held for investment and deposits, and more importantly, expansion of our net interest margin. I remain confident that Provident is well-positioned to benefit from improving general economic conditions and that our strong financial foundation will allow us to capitalize on future opportunities as they develop,” said Mr. Blunden.
Return on average assets for the first quarter of fiscal 2022 was 0.89 percent, up from 0.50 percent for the same period of fiscal 2021; and return on average stockholders’ equity for the first quarter of fiscal 2022 was 8.39 percent, up from 4.78 percent for the comparable period of fiscal 2021.
On a sequential quarter basis, the $2.67 million net income for the first quarter of fiscal 2022 reflects a 20 percent decrease from $3.34 million in the fourth quarter of fiscal 2021. The decrease in earnings for the first quarter of fiscal 2022 compared to the fourth quarter of fiscal 2021 was primarily attributable to a $745,000 increase in non-interest expenses, a $428,000 decrease in the recovery from the allowance for loan losses and a $172,000 decrease in non-interest income, partly offset by a $510,000 increase in net interest income. The decrease in the non-interest income was primarily due to lower loan servicing and other fees and lower card and processing fees.  The increase in the non-interest expenses was primarily due to higher salaries and employee benefits expenses (mainly attributable to a lower Employee Retention Tax Credit (“ERTC”)), partly offset by lower other non-interest expense (mainly attributable to a $125,000 legal settlement recorded as accredit to other non-interest expense). The ERTC credit was recorded for qualified wages consistent with the Consolidated Appropriations Act of 2021 and American Rescue Plan Act of 2021 where eligible employers can claim a maximum credit equal to 70 percent of $10,000 of qualified wages paid to an employee per calendar quarter. Diluted earnings per share for the first quarter of fiscal 2022 were $0.35 per share, down 20 percent from the $0.44 per share during the fourth quarter of fiscal 2021. Return on average assets was 0.89 percent for the first quarter of fiscal 2022, down from 1.12 percent in the fourth quarter of fiscal 2021; and return on average stockholders’ equity for the first quarter of fiscal 2022 was 8.39 percent, down from 10.65 percent for the fourth quarter of fiscal 2021.
Net interest income decreased $278,000, or three percent, to $7.89 million in the first quarter of fiscal 2022 from $8.17 million for the same quarter last year, attributable to a decrease in the net interest margin, partly offset by a higher average balance of interest-earning assets. The net interest margin during the first quarter of fiscal 2022 decreased 13 basis points to 2.71 percent from 2.84 percent in the same quarter last year, primarily due to a decrease in the average yield on interest-earning assets, partly offset by a smaller decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets decreased by 30 basis points to 3.01 percent in the first quarter of fiscal 2022 from 3.31 percent in the same quarter last year while the average cost of interest-bearing liabilities decreased by 20 basis points to 0.32 percent in the first quarter of fiscal 2022 from 0.52 percent in the same quarter last year. The average balance of interest-earning assets increased by $12.6 million, or one percent, to $1.16 billion in the first quarter of fiscal 2022 from $1.15 billion in the same quarter last year. The increase in the average balance of interest-earnings assets was due primarily to an increase in investment securities, partly offset by decreases in loans held for investment and interest-earning deposits.
The average balance of loans receivable decreased by $40.3 million, or five percent, to $852.7 million in the first quarter of fiscal 2022 from $893.0 million in the same quarter last year. The average yield on loans receivable decreased by 16 basis points to 3.83 percent in the first quarter of fiscal 2022 from an average yield of 3.99 percent in the same quarter last year. Net deferred loan cost amortization in the first quarter of fiscal 2022 decreased five percent to $441,000 from $466,000 in the same quarter last year. Total loans originated and purchased for investment in the first quarter of fiscal 2022 were $60.9 million, up 27 percent from $48.0 million in the same quarter last year. Loan principal payments received in the first quarter of fiscal 2022 were $53.9 million, down 19 percent from $66.3 million in the same quarter last year.
The average balance of investment securities increased by $63.7 million, or 41 percent, to $219.9 million in the first quarter of fiscal 2022 from $156.2 million in the same quarter last year as excess liquidity earning a nominal yield was deployed into higher earning assets. The average yield on investment securities decreased 46 basis points to 0.76 percent in the first quarter of fiscal 2022 from 1.22 percent for the same quarter last year. The decrease in the average yield was primarily attributable to investment security purchases during fiscal 2021 with a lower average yield than the legacy portfolio of investment securities, reflecting the current low interest rate environment. During the first quarter of fiscal 2022, the Bank did not purchase any investment securities.
In the first quarter of fiscal 2022, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed a $122,000 cash dividend to the Bank on its FHLB stock, up $22,000 or 22 percent from $100,000 in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily excess cash deposited with the Federal Reserve Bank of San Francisco, decreased $11.1 million, or 12 percent, to $82.2 million in the first quarter of fiscal 2022 from $93.3 million in the same quarter last year primarily as a result of purchases of investment securities in fiscal 2021. The average yield earned on interest-earning deposits in the first quarter of fiscal 2022 was 0.15 percent, up five basis points from 0.10 percent in the same quarter last year.
Average deposits increased $53.0 million, or six percent, to $952.3 million in the first quarter of fiscal 2022 from $899.3 million in the same quarter last year, primarily due to increases in transaction accounts, partly offset by a managed run-off of higher cost time deposits. The average cost of deposits improved, decreasing by 11 basis points to 0.13 percent in the first quarter of fiscal 2022 from 0.24 percent in the same quarter last year.
Transaction account balances or “core deposits” increased $23.8 million, or three percent, to $821.3 million at September 30, 2021 from $797.5 million at June 30, 2021, while time deposits decreased $4.9 million, or three percent, to $135.5 million at September 30, 2021 from $140.4 million at June 30, 2021.
The average balance of borrowings, which consisted of FHLB advances, decreased $43.0 million, or 31 percent, to $97.7 million while the average cost of borrowings decreased five basis points to 2.21 percent in the first quarter of fiscal 2022, compared to an average balance of $140.7 million with an average cost of 2.26 percent in the same quarter last year. The decrease in the average balance of borrowings was primarily due to prepayments and maturities of borrowings.
During the first quarter of fiscal 2022, the Company recorded a recovery from the allowance for loan losses of $339,000, in contrast to a $220,000 provision for loan losses recorded during the same period last year and a $767,000 recovery from the allowance for loan losses recorded in the fourth quarter of fiscal 2021 (sequential quarter). The recovery from the allowance for loan losses for the current quarter primarily reflects improved credit quality and payoffs of non-performing loans as well as improving general economic conditions, partly offset by an  increase in loan portfolio balances during the current quarter; while the provision for loan losses recorded in the same quarter last year primarily reflected the deterioration in forecasted economic metrics reflecting the economic outlook that existed at the quarter end as a result of the COVID-19 pandemic, partly offset by a decrease in loan balances.
Non-performing assets, comprised solely of non-performing loans with underlying collateral located in California, decreased $2.0 million or 23 percent to $6.6 million, or 0.55 percent of total assets, at September 30, 2021, compared to $8.6 million, or 0.73 percent of total assets, at June 30, 2021. The non-performing loans at September 30, 2021 are comprised of 20 single-family loans and one multi-family loan. At both September 30, 2021 and June 30, 2021, there was no real estate owned.
Net loan recoveries for the quarter ended September 30, 2021 were $165,000 or 0.08 percent (annualized) of average loans receivable, as compared to net loan recoveries of $5,000 or 0.00 percent (annualized) of average loans receivable for the quarter ended September 30, 2020 and net loan recoveries of $8,000 or 0.00 percent (annualized) of average loans receivable for the quarter ended June 30, 2021 (sequential quarter).
Classified assets, comprised solely of loans, were $8.2 million at September 30, 2021, including $1.6 million of loans in the special mention category and $6.6 million of loans in the substandard category; while classified assets at June 30, 2021 were $10.4 million, including $1.8 million of loans in the special mention category and $8.6 million of loans in the substandard category.
As of September 30, 2021, only one single-family loan remained in a COVID-19 related forbearance with an outstanding balance of approximately $308,000 or 0.04 percent of gross loans held for investment. As of September 30, 2021, the Bank had no pending requests for payment relief.  The Bank ended its COVID-19 loan forbearance program on March 31, 2021.
The allowance for loan losses was $7.4 million or 0.86 percent of gross loans held for investment at September 30, 2021, down from the $7.6 million or 0.88 percent of gross loans held for investment at June 30, 2021. Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2021 under the incurred loss methodology.
Non-interest income decreased by $90,000, or eight percent, to $1.07 million in the first quarter of fiscal 2022 from $1.16 million in the same period last year, primarily due to a $219,000 decrease in loan servicing and other fees. The decrease was due primarily to a decrease in prepayment fees resulting from lower loan payoffs, particularly in multi-family loans. On a sequential quarter basis, non-interest income decreased $172,000, or 14 percent, primarily as a result of decreases in loan servicing and other fees and card and processing fees.

Non-interest expenses decreased $1.32 million, or 19 percent, to $5.67 million in the first quarter of fiscal 2022 from $6.99 million in the same quarter last year due primarily to lower salaries and employee benefits expense resulting from a $1.20 million credit for the ERTC. On a sequential quarter basis, non-interest expenses increased $745,000, or 15 percent, from $4.92 million in the fourth quarter of fiscal 2021 due primarily to higher salaries and employee benefits expense resulting from a lower credit for the ERTC ($1.20 million vs. $2.44 million), partly offset by lower other non-interest expense.
The Company’s efficiency ratio in the first quarter of fiscal 2022 was 63 percent, an improvement from 75 percent in the same quarter last year but higher than the 57 percent in the fourth quarter of fiscal 2021 (sequential quarter).
The Company’s provision for income tax was $961,000 for the first quarter of fiscal 2022, up 51 percent from $635,000 in the same quarter last year primarily due to higher net income before the provision for income taxes. The effective tax rate in the first quarter of fiscal 2022 was 26.5 percent, lower than the 30.0 percent in the same quarter last year, attributable primarily to the tax benefit from the non-taxable treatment of the ERTC for state tax purposes. The Company believes that the tax provision recorded in the first quarter of fiscal 2022 reflects its current federal and state income tax obligations.
The Company repurchased 49,764 shares of its common stock with an average cost of $17.10 per share during the quarter ended September 30, 2021 pursuant to its stock repurchase plan. As of September 30, 2021, a total of 217,069 shares or 58 percent of the shares authorized for repurchase under the April 2020 stock repurchase plan remain available to purchase until the plan expires on April 27, 2022.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 27, 2021 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-877-226-8163 and referencing access code number 4589704.  An audio replay of the conference call will be available through Wednesday, November 3, 2021 by dialing 1-866-207-1041 and referencing access code number 3655739.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the

Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to the effect of the COVID-19 pandemic, including on Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes,; including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Assets
Cash and cash equivalents	$88,249	$70,270	$71,629	$74,001	$66,467
Investment securities – held to maturity, at cost	205,821	223,306	239,480	203,098	193,868
Investment securities - available for sale, at fair value	3,316	3,587	3,802	4,158	4,416
Loans held for investment, net of allowance for loan losses of $7,413; $7,587; $8,346; $8,538 and $8,490, respectively; includes $1,577; $1,874; $1,879; $1,972 and $2,240 at fair value, respectively	859,035	850,960	840,274	855,086	884,953
Accrued interest receivable	2,909	2,999	3,060	3,126	3,373
FHLB – San Francisco stock	8,155	8,155	7,970	7,970	7,970
Premises and equipment, net	9,014	9,377	9,608	9,980	10,099
Prepaid expenses and other assets	15,782	14,942	13,473	13,308	12,887
Total assets	$1,192,281	$1,183,596	$1,189,296	$1,170,727	$1,184,033

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$120,883	$123,179	$124,043	$109,609	$114,537
Interest-bearing deposits	835,859	814,794	809,713	800,359	790,149
Total deposits	956,742	937,973	933,756	909,968	904,686

Borrowings	90,000	100,983	111,000	116,015	136,031
Accounts payable, accrued interest and other liabilities	17,304	17,360	18,790	19,760	18,657
Total liabilities	1,064,046	1,056,316	1,063,546	1,045,743	1,059,374

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615; 18,229,615; 18,226,615; 18,097,615 and 18,097,615 shares issued respectively; 7,491,705; 7,541,469; 7,516,547; 7,442,254 and 7,441,259 shares outstanding, respectively)	183	183	182	181	181
Additional paid-in capital	98,179	97,978	97,323	96,164	95,948
Retained earnings	199,344	197,733	195,443	194,923	194,789
Treasury stock at cost (10,737,910; 10,688,146; 10,710,068; 10,655,361 and 10,656,356 shares, respectively)	(169,537)	(168,686)	(167,276)	(166,364)	(166,358)
Accumulated other comprehensive income, net of tax	66	72	78	80	99
Total stockholders’ equity	128,235	127,280	125,750	124,984	124,659
Total liabilities and stockholders’ equity	$1,192,281	$1,183,596	$1,189,296	$1,170,727	$1,184,033

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Earnings Per Share)

	Quarter Ended
	September 30,
	2021	2020
Interest income:
Loans receivable, net	$8,175	$8,917
Investment securities	418	478
FHLB – San Francisco stock	122	100
Interest-earning deposits	31	24
Total interest income	8,746	9,519

Interest expense:
Checking and money market deposits	57	91
Savings deposits	41	78
Time deposits	215	382
Borrowings	545	802
Total interest expense	858	1,353

Net interest income	7,888	8,166
(Recovery) provision for loan losses	(339)	220
Net interest income, after (recovery) provision for loan losses	8,227	7,946

Non-interest income:
Loan servicing and other fees	186	405
Deposit account fees	312	310
Card and processing fees	405	364
Other	166	80
Total non-interest income	1,069	1,159

Non-interest expense:
Salaries and employee benefits	3,120	4,443
Premises and occupancy	905	903
Equipment	288	275
Professional expenses	461	414
Sales and marketing expenses	142	113
Deposit insurance premiums and regulatory assessments	137	134
Other	615	703
Total non-interest expense	5,668	6,985
Income before income taxes	3,628	2,120
Provision for income taxes	961	635
Net income	$2,667	$1,485

Basic earnings per share	$0.35	$0.20
Diluted earnings per share	$0.35	$0.20
Cash dividend per share	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Interest income:
Loans receivable, net	$8,175	$7,735	$7,860	$8,344	$8,917
Investment securities	418	471	452	448	478
FHLB – San Francisco stock	122	118	100	100	100
Interest-earning deposits	31	19	18	17	24
Total interest income	8,746	8,343	8,430	8,909	9,519

Interest expense:
Checking and money market deposits	57	48	50	79	91
Savings deposits	41	38	38	54	78
Time deposits	215	260	292	335	382
Borrowings	545	619	593	803	802
Total interest expense	858	965	973	1,271	1,353

Net interest income	7,888	7,378	7,457	7,638	8,166
(Recovery) provision for loan losses	(339)	(767)	(200)	39	220
Net interest income, after (recovery) provision for loan losses	8,227	8,145	7,657	7,599	7,946

Non-interest income:
Loan servicing and other fees	186	290	355	120	405
Deposit account fees	312	290	318	329	310
Card and processing fees	405	507	366	368	364
Other	166	154	160	157	80
Total non-interest income	1,069	1,241	1,199	974	1,159

Non-interest expense:
Salaries and employee benefits	3,120	2,172	4,241	4,301	4,443
Premises and occupancy	905	869	863	865	903
Equipment	288	293	312	273	275
Professional expenses	461	378	367	402	414
Sales and marketing expenses	142	210	130	227	113
Deposit insurance premiums and regulatory assessments	137	123	154	141	134
Other	615	878	842	707	703
Total non-interest expense	5,668	4,923	6,909	6,916	6,985
Income before income taxes	3,628	4,463	1,947	1,657	2,120
Provision for income taxes	961	1,124	386	481	635
Net income	$2,667	$3,339	$1,561	$1,176	$1,485

Basic earnings per share	$0.35	$0.44	$0.21	$0.16	$0.20
Diluted earnings per share	$0.35	$0.44	$0.21	$0.16	$0.20
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information)

	Quarter Ended
	September 30,
	2021	2020
SELECTED FINANCIAL RATIOS:
Return on average assets	0.89%	0.50%
Return on average stockholders' equity	8.39%	4.78%
Stockholders’ equity to total assets	10.76%	10.53%
Net interest spread	2.69%	2.79%
Net interest margin	2.71%	2.84%
Efficiency ratio	63.28%	74.91%
Average interest-earning assets to average interest-bearing liabilities	110.76%	110.62%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.35	$0.20
Diluted earnings per share	$0.35	$0.20
Book value per share	$17.12	$16.75
Shares used for basic EPS computation	7,529,870	7,436,476
Shares used for diluted EPS computation	7,575,320	7,457,282
Total shares issued and outstanding	7,491,705	7,441,259

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage Loans:
Single-family	$34,420	$23,199
Multi-family	25,318	21,847
Commercial real estate	1,200	1,860
Construction	—	1,140
Total loans originated and purchased for investment	$60,938	$48,046

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
SELECTED FINANCIAL RATIOS:
Return on average assets	0.89%	1.12%	0.53%	0.40%	0.50%
Return on average stockholders' equity	8.39%	10.65%	4.99%	3.77%	4.78%
Stockholders’ equity to total assets	10.76%	10.75%	10.57%	10.68%	10.53%
Net interest spread	2.69%	2.50%	2.56%	2.61%	2.79%
Net interest margin	2.71%	2.54%	2.60%	2.66%	2.84%
Efficiency ratio	63.28%	57.12%	79.82%	80.31%	74.91%
Average interest-earning assets to average interest-bearing liabilities	110.76%	110.77%	110.94%	110.82%	110.62%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.35	$0.44	$0.21	$0.16	$0.20
Diluted earnings per share	$0.35	$0.44	$0.21	$0.16	$0.20
Book value per share	$17.12	$16.88	$16.73	$16.79	$16.75
Average shares used for basic EPS	7,529,870	7,518,542	7,462,795	7,441,984	7,436,476
Average shares used for diluted EPS	7,575,320	7,590,312	7,579,897	7,492,040	7,457,282
Total shares issued and outstanding	7,491,705	7,541,469	7,516,547	7,442,254	7,441,259

LOANS ORIGINATED AND PURCHASED FOR INVESTMENT:
Mortgage loans:
Single-family	$34,420	$51,574	$38,928	$12,444	$23,199
Multi-family	25,318	36,987	21,208	16,432	21,847
Commercial real estate	1,200	1,128	830	—	1,860
Construction	—	3,598	—	688	1,140
Total loans originated and purchased for investment	$60,938	$93,287	$60,966	$29,564	$48,046

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$200	$200	$215	$390	$370
Allowance for loan losses	$7,413	$7,587	$8,346	$8,538	$8,490
Non-performing loans to loans held for investment, net	0.77%	1.02%	1.16%	1.20%	0.51%
Non-performing assets to total assets	0.55%	0.73%	0.82%	0.88%	0.38%
Allowance for loan losses to gross loans held
for investment	0.86%	0.88%	0.98%	0.99%	0.95%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	(0.08)%	—%	—%	—%	—%
Non-performing loans	$6,616	$8,646	$9,759	$10,270	$4,532
Loans 30 to 89 days delinquent	$20	$—	$—	$350	$2

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Recourse provision (recovery) for loans sold	$—	$(15)	$—	$20	$100
(Recovery) provision for loan losses	$(339)	$(767)	$(200)	$39	$220
Net loan charge-offs (recoveries)	$(165)	$(8)	$(8)	$(9)	$(5)

	As of	As of	As of	As of	As of
	09/30/2021	06/30/2021	03/31/2021	12/31/2020	09/30/2020
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.81%	10.19%	9.99%	9.78%	9.64%
Common equity tier 1 capital ratio	18.90%	18.58%	18.77%	18.30%	16.94%
Tier 1 risk-based capital ratio	18.90%	18.58%	18.77%	18.30%	16.94%
Total risk-based capital ratio	20.12%	19.76%	20.02%	19.56%	18.19%

	As of September 30,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$800	0.23%	$600	0.32%
U.S. SBA securities	1,272	0.60	2,044	0.60
U.S. government sponsored enterprise MBS	203,749	1.22	191,224	1.27
Total investment securities held to maturity	$205,821	1.21%	$193,868	1.26%

Available for sale (at fair value):
U.S. government agency MBS	$2,062	2.08%	$2,726	3.08%
U.S. government sponsored enterprise MBS	1,104	2.29	1,506	3.45
Private issue collateralized mortgage obligations	150	2.53	184	3.70
Total investment securities available for sale	$3,316	2.17%	$4,416	3.23%
Total investment securities	$209,137	1.23%	$198,284	1.30%
(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of September 30,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$274,970	3.29%	$288,790	3.93%
Multi-family (5 or more units)	489,550	4.06	482,900	4.19
Commercial real estate	91,779	4.67	105,207	4.67
Construction	2,574	5.98	8,787	6.20
Other mortgage	137	5.25	142	5.25
Commercial business	865	6.41	923	6.47
Consumer	84	15.00	100	15.00
Total loans held for investment	859,959	3.89%	886,849	4.19%

Advance payments of escrows	68		39
Deferred loan costs, net	6,421		6,555
Allowance for loan losses	(7,413)		(8,490)
Total loans held for investment, net	$859,035		$884,953
Purchased loans serviced by others included above	$13,100	3.50%	$20,777	3.72%
(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2021		2020
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$120,883	—%	$114,537	—%
Checking accounts – interest-bearing	341,281	0.04	302,072	0.09
Savings accounts	318,318	0.05	281,863	0.11
Money market accounts	40,785	0.22	45,262	0.23
Time deposits	135,475	0.65	160,952	0.89
Total deposits	$956,742	0.13%	$904,686	0.23%

BORROWINGS:
Overnight	$—	—%	$—	—%
Three months or less	—	—	10,000	3.92
Over three to six months	10,000	2.20	10,000	3.79
Over six months to one year	20,000	1.75	26,031	1.42
Over one year to two years	20,000	2.00	30,000	1.90
Over two years to three years	20,000	2.50	20,000	2.00
Over three years to four years	20,000	2.70	20,000	2.50
Over four years to five years	—	—	20,000	2.70
Over five years	—	—	—	—
Total borrowings	$90,000	2.23%	$136,031	2.32%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2021		September 30, 2020
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:
Held to maturity:
Loans receivable, net	$852,741	3.83%	$892,971	3.99%
Investment securities	219,907	0.76	156,235	1.22
FHLB – San Francisco stock	8,155	5.98	7,970	5.02
Interest-earning deposits	82,207	0.15	93,276	0.10
Total interest-earning assets	$1,163,010	3.01%	$1,150,452	3.31%
Total assets	$1,194,759		$1,182,076

Deposits	$952,317	0.13%	$899,286	0.24%
Borrowings	97,742	2.21	140,711	2.26
Total interest-bearing liabilities	$1,050,059	0.32%	$1,039,997	0.52%
Total stockholders’ equity	$127,160		$124,344
(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	09/30/21	06/30/21	03/31/21	12/31/20	09/30/20
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$739	$882	$896	$2,062	$2,084
Multi-family	775	781	786	—	—
Total	1,514	1,663	1,682	2,062	2,084

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	5,102	6,983	8,077	8,208	2,421
Commercial business loans	—	—	—	—	27
Total	5,102	6,983	8,077	8,208	2,448
Total non-performing loans (1)	6,616	8,646	9,759	10,270	4,532

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$6,616	$8,646	$9,759	$10,270	$4,532
(1) The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value adjustments.